Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Hip Cuisine, Inc. on Amendment No. 2 to Form S1 of our Report of Independent Registered Public Accounting Firm, dated May 5, 2016, on the consolidated balance sheets of Hip Cuisine, Inc. and its subsidiary company as of December 31, 2015 and the related consolidated statement of operations, changes in shareholder’s equity and cash flows for the year then ended, which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement

Sincerely,
Pritchett, Siler and Hardy, PC
May 25, 2016